Exhibit 99.1

GSI Technology, Inc. Reports Second-Quarter Fiscal 2010 Results

SANTA CLARA, Calif.--October 29, 2009--GSI Technology, Inc. (Nasdaq: GSIT) reported its twenty-fourth consecutive quarter of profitability with net income of $2.4 million, or $0.09 per diluted share, on net revenues of $14.7 million in its second fiscal quarter ended September 30, 2009. In the second quarter of fiscal 2009, the Company earned $3.6 million, or $0.12 per diluted share, on net revenues of $17.1 million.

For the six months ended September 30, 2009, the Company reported net income of $4.6 million, or $0.17 per diluted share, on net revenues of $28.9 million compared to net income of $6.6 million, or $0.23 per diluted share, on net revenues of $34.4 million in the first six months of fiscal 2009.

Sequentially, second-quarter fiscal 2010 net revenues increased by $468,000, or 3.3%, from $14.2 million in the first quarter; net income increased by $325,000, or 15.3%, from $2.1 million in the prior quarter. According to Lee-Lean Shu, Chairman and Chief Executive Officer, second-quarter revenues were slightly better than expected, due primarily to the Company's August 2009 acquisition of substantially all the assets related to Sony Electronics' SRAM product line. "The acquisition added $349,000 to second-quarter net revenues and may add revenues in excess of our previous quarterly guidance for the acquired products to third-quarter net revenues due to a one-time build in inventory at a tier one customer," said Shu. "It is anticipated that within a year the acquired product line will be generating as much as $2 million in incremental quarterly revenues with gross profit margins on a par with the Company's existing SRAM products."

Gross margin and operating margin were 44.4% and 10.3%, respectively, in the second quarter of fiscal 2010 compared to 42.5% and 16.8%, respectively, in the prior quarter. In the second quarter of fiscal 2009, gross margin and operating margin were 45.7% and 24.0%, respectively.

"Gross margin was slightly better than we had anticipated due to a shift in product mix during the quarter to a higher percentage of higher-density, higher-margin products," said Shu.

Lower operating margin reflects a sequential increase of $1.1 million, or 70.9% in research and development expense related in large part to the tape-out of a new 65-nanometer product that accounted for $650,000 in R&D expense in the second quarter. Selling, general and administrative expenses increased sequentially $213,000, or 10.3%, primarily reflecting professional fees related to the acquisition of the Sony Electronics SRAM product line. Selling, general and administrative expenses were $2.3 million, or 15.5% of net revenues, in the second quarter, compared to $2.1 million, or 14.5% of net revenues, in the prior quarter, and $2.4 million, or 13.9% of net revenues, in the second quarter of fiscal 2009.

Second-quarter direct and indirect sales to Cisco Systems were $4.8 million, or 32.6% of net revenues, compared to $3.3 million, or 23.1% of net revenues, in the prior quarter and $4.2 million, or 24.8% of net revenues in the second quarter of fiscal 2009. Sales to Huawei Technologies were $1.7 million, or 11.7% of net revenues, compared to $1.3 million, or 9.3% of net revenues, in the prior quarter and $1.2 million, or 6.8% of net revenues in the second quarter of fiscal 2009. Military/defense sales were $2.3 million, or 14.8% of net revenues, compared to $2.4 Million, or 15.8% of net revenues, in the prior quarter.

The Company received the first silicon on two new 65-nanometer products in the second quarter, which it believes will help it maintain its leadership position in the SRAM market. When introduced, the first product will be the highest density SigmaQuad family available in the industry. The second new product, our third generation SigmaQuad, will be the highest performing SRAM in the market, and has already been designed into the next generation service router of one of the Company’s largest customers.

The SigmaQuad line of products continues to grow, accounting for 17.1% of total shipments in the second quarter compared to 15.9% in the prior quarter, 19.8% in the fourth quarter of fiscal 2009, 14.9% in the third quarter of fiscal 2009, 10.2% in the second quarter of fiscal 2009, and 8.2% in the first quarter of fiscal 2009.

At September 30, 2009, inventory was $15.8 million compared to $12.5 million at June 30, 2009 and $11.0 million at March 31, 2009. The growth in inventory was primarily related to inventory acquired in our acquisition of the Sony Electronics SRAM product line.

Total second-quarter pre-tax stock-based compensation expense was $383,000 compared to $291,000 in the prior quarter and $309,000 in the comparable quarter a year ago.

At September 30, 2009, the Company had $37.2 million in cash, cash equivalents and short-term investments, $29.0 million in long-term investments, $52.3 million in working capital, no debt, and stockholders’ equity of $90.5 million. The sequential decrease in working capital, from $58.6 million at the end of June, is largely attributable to the aforementioned Sony acquisition.

Stock Repurchase Program

On November 6, 2008, the Board of Directors authorized the repurchase, at management’s discretion, of up to $10 million of the Company’s common stock. Under the repurchase program, the Company may repurchase shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. No repurchases were made during the second quarter of fiscal 2010. To date, the Company has repurchased a total of 1,481,962 shares at an average cost of $2.80 per share.

Outlook for Third-Quarter Fiscal 2010

We currently expect net revenues in the third quarter of fiscal 2010 to be in the range of $16.1 to $16.9 million with gross margins of approximately 41%. We expect operating expenses to be down approximately $300,000 from the second quarter of fiscal 2010.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Santa Clara, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Conference Call

GSI Technology will review its financial results for the quarter ended September 30, 2009 and discuss its current business outlook during a conference call for investors at 1:30 p.m. PDT (4:30 p.m. EDT) today, October 29, 2009. To listen to the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start time and provide conference ID 36168593. You may also listen to the teleconference live via the Internet at www.gsitechnology.com or www.earnings.com. For those unable to attend, these Web sites will archive the call.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

(financial tables follow)

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2009	2009	2008	2009	2008

Net revenues	$14,676	$14,208	$17,094	$28,884	$34,438
Cost of goods sold	8,167	8,165	9,276	16,332	18,929

Gross profit	6,509	6,043	7,818	12,552	15,509

Operating expenses:

Research & development	2,727	1,596	1,348	4,323	2,601
Selling, general and administrative	2,273	2,060	2,369	4,333	4,825
Total operating expenses	5,000	3,656	3,717	8,656	7,426

Operating income	1,509	2,387	4,101	3,896	8,083

Interest and other income, net	1,340	294	359	1,634	674

Income before income taxes	2,849	2,681	4,460	5,530	8,757
Provision for income taxes	403	560	890	963	2,159
Net income	$2,446	$2,121	$3,570	$4,567	$6,598

Earnings per share, basic	$0.09	$0.08	$0.13	$0.17	$0.24
Earnings per share, diluted	$0.09	$0.08	$0.12	$0.17	$0.23

Weighted-average shares used in computing per share amounts:

Basic	26,977	26,872	28,088	26,925	28,046
Diluted	27,592	27,324	28,844	27,458	28,822

Stock-based compensation included in the Condensed Consolidated Statement of Operations:

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2009	2009	2008	2009	2008

Cost of goods sold	$76	$67	$72	$143	$145
Research & development	179	113	96	292	201
Selling, general and administrative	128	111	141	239	292
	$383	$291	$309	$674	$638

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	September 30, 2009	March 31, 2009
Cash and cash equivalents	$18,274	$12,597
Short-term investments	18,923	34,740
Accounts receivable	7,744	5,622
Inventory	15,817	10,995
Other current assets	4,066	3,417
Net property and equipment	7,880	5,126
Long-term investments	28,954	19,428
Other assets	1,770	748
Total assets	$103,428	$92,673

Current liabilities	$12,553	$7,617
Long-term liabilities	418	351
Stockholders' equity	90,457	84,705
Total liabilities and stockholders' equity	$103,428	$92,673

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-980-8388
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller
310-208-2550